Exhibit 10.11

August 29,2024
Candace Jackson
SVP, General Counsel and Corporate Secretary
Dear Candace,
Congratulations! We are pleased to confirm that you have been selected to work for Silvaco Group, Inc. (“Silvaco” or the “Company”) and we are delighted to make you the following job offer. The position that we are offering is that of SVP, General Counsel and Corporate Secretary. You will report directly to Dr. Babak Taheri, CEO and are expected to devote your full professional time and best efforts to rendering services for the benefit of the Company. Your duties will be assigned by the Company and may change from time to time.

Base Salary:    Your annual base salary will be $300,000, paid in semi-monthly installments in accordance with the Company’s regular payroll and accounting practices and procedures (the “Base Salary”). Your Base Salary is subject to statutory deductions and withholding. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of the pay period. As an exempt employee, you will be expected to work normal business hours, as well as additional hours as required by your job duties, and you will not be paid overtime.

Sign On Bonus:    Including in your first pay cycle, following your start of employment with the Company, the Company will pay you a cash amount equal to $10,000 as a sign-on bonus (“Sign-On Bonus”) that will be subject to statutory deductions and withholdings.
2025 Annual Bonus:    You are also eligible to receive a discretionary annual bonus of up to 20%
Percent (%) of your Base Salary (“Annual Bonus”). Any such Annual Bonus will be determined, calculated, and awarded at the Company’s sole discretion, and the Company may take your individual performance and the Company’s performance into consideration when determining whether to award, and the actual amount of, any Annual Bonus. To be eligible to receive any Annual Bonus, you must be employed by the Company on the date that the Annual Bonus is paid (to be clear, no portion of any Annual Bonus will be earned until the date on which it is actually paid). Please note that any Annual Bonus will be subject to the terms and conditions of any applicable bonus plan or program, as may be in effect (and which may be modified or terminated) from time to time. Annual Bonus payments will be subject to statutory deductions and withholdings.

Milestone Bonus:    In addition, you will receive a milestone bonus of $30,000 (“Milestone
Bonus”) upon completion of 6 months of service from your start date (to be clear, no portion of the Milestone Bonus will be earned until such date). The Milestone Bonus will be subject to statutory deductions and withholdings.

Location:    HQ - Remote

Stock Incentive Plan:    Silvaco offers a comprehensive stock incentive plan, the
Company's 2024 Stock Incentive Plan (the "2024 Plan"), designed to provide employees with equity participation in the company as an incentive and reward for their performance. Under this plan, employees may be periodically granted Restricted Stock Units (RSUs) as determined by a committee appointed by the company’s Board of Directors.

Initial RSU Grant:    After your start of employment, subject to approval of the Board of
Directors, you will be granted 19,250 RSUs. The RSUs will vest over a four-year period, with 25% of the RSUs vesting on the first anniversary of the first day of the month following your employment start date (one-year cliff) and the remaining 75% will vest in twelve equal quarterly installments over the next three years. You will need to remain an employee of the Company on each vesting date to receive the RSUs.
All RSU’s are subject to approval by the Compensation Committee at the designated meetings each quarter.

Employee Stock    In addition to the Stock Incentive Plan, Silvaco may offer an Employee
Purchase Plan (ESPP)    Employee Stock Purchase Plan (ESPP) that would allow employees to purchase company stock at a discounted price. You would be eligible to participate in the ESPP according to the terms and conditions of the plan, which will be provided to you after your start date.
Executive Severance Plan: As part of your compensation package, you will eligible to participate in our Executive Severance Plan signed and dated by the chair on 05/02/2024 and sent to you along with the offer letter. Please note that any severance benefits will be subject to the terms and conditions of the Executive Severance Plan, as may be in effect (and which may be modified or terminated) from time to time.
Benefits:        You will be offered the opportunity to participate in currently available Company benefits, as they are established or maintained from time to time, for which you meet any relevant eligibility criteria. Benefits may include health benefits, vision benefits, dental benefits, Health Savings Account, and Flexible Spending Account.

Silvaco’s 401(k)-retirement savings plan has a dollar-for-dollar employer match of up to 4% based on employee eligibility requirements.

Please note that benefit programs will be subject to the terms of their respective plan documents and administered in accordance with all

4701 Patrick Henry Drive, Building 23 | Santa Clara, California | 408.567.1000

applicable laws. Details regarding the Company’s benefits can be provided upon request.
You will also receive paid time off pursuant to Company policies, as they are established and maintained from time to time. Please note that the Company’s paid time off policies will be administered in accordance with applicable laws; accordingly, terms and conditions related to the accrual, usage, and payout of paid time off may vary from one jurisdiction to the next. Information related to paid time off in your jurisdiction will be provided to you via the Company’s written policies and procedures.

Representations:    In accepting this offer, you are representing to the Company that: (i) you do not know of any conflicts or obligations owed to others (including any former employers) that would restrict your service with the Company, and (ii) you will not provide the Company with or bring with you at any time on Company property any documents, records, or other confidential information belonging to other parties. We wish to impress upon you that we do not want you to—and we hereby direct you not to—violate any such obligations you may have to any former employer or other third party.

Policies:    As a Company employee, you will be expected to abide by Company policies, rules, and regulations as in effect from time to time. You may be specifically required to sign an acknowledgment that you have read and understand the Company’s policies and rules of conduct, as in effect from time to time.
Your employment with Silvaco will be on an at-will basis, which means you and the company are free to terminate the employment relationship at any time for any reason. This letter is not a contract or guarantee of employment for a definite amount of time. This is the full and complete agreement between you and the Company on this term, and the at-will nature of your employment may only be altered by a written agreement signed by the CEO of the Company.
This job offer is contingent upon the following:

•Documentation evidencing your identity and eligibility for employment in the United States, which must be provided to the Company within three business days of your start date.
•Completion of a satisfactory background check.
•Satisfactory reference checks.
•Execution of an employment/noncompete/confidentiality agreement.

This offer letter and the employment/noncompete/confidentiality agreement together set forth the entire understanding between you and the Company regarding the terms of your employment with the Company and supersede any prior representations, agreements, and understandings between you and any employee or representative of the Company whether written or oral. Any modification to this offer letter, other than the provisions regarding at-will employment (which may only be altered by written agreement signed by the CEO of the Company), shall be in writing, signed by you and a duly authorized

4701 Patrick Henry Drive, Building 23 | Santa Clara, California | 408.567.1000

officer of the Company. Any waiver of a right under this offer letter must be in writing. You should note that the Company may modify job titles, duties, or reporting relationships, as well as compensation and benefits from time to time in its sole discretion and as it deems necessary. Further, all forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. This offer letter shall be construed and interpreted in accordance with the laws of the state in which you live and perform services for the Company, without regard to conflict of law principles.

We are excited to have you become a part of the Silvaco team and for you to bring your considerable expertise to this position. We would like for you to start work on September 23, 2024, or as soon as reasonably practicable.

Human Resources will arrange your first day orientation via zoom.
If you have any questions, please contact Human Resources at HR@silvaco.com.

To confirm your intention to join Silvaco, please sign and return this original no later than September 6, 2024.

Sincerely,

/s/ Carrie Allegretti
Carrie Allegretti
SVP of Global Human Resources

I have read and understood the provisions of this offer of employment, and I accept the above conditional job offer. I understand that my employment with Silvaco is considered at will, meaning that either the company or I may terminate this employment relationship at any time with or without cause or notice. No further commitments were made to me as a condition of or an inducement to my employment.

/s/ Candace Jackson    August 29, 2024

Candace Jackson    Date

4701 Patrick Henry Drive, Building 23 | Santa Clara, California | 408.567.1000